EXHIBIT 99.1

Contact:
Meredith Bandy
Vice President, Investor Relations
216-676-2000

GrafTech Reports Second Quarter 2018 Results

BROOKLYN HEIGHTS, Ohio - August 3, 2018 - GrafTech International Ltd. (NYSE: EAF)(GrafTech or the Company) today announced strong financial results for the quarter ended June 30, 2018, including net income of $201 million, or $0.67 per share, and Adjusted EBITDA from continuing operations of $292 million.

“I am pleased to announce another strong quarterly result for GrafTech. We continue to leverage our unique competitive position in a structurally changed industry and to deliver returns to our shareholders,” said David Rintoul, President and CEO of GrafTech. "Graphite electrode demand from steelmakers remains robust and our order book is full. Our substantial vertical integration and ongoing operational improvements allow us to provide long-term contracts and secure, reliable, high-quality supply to our customers."

Key Financial Measures

	For the three months ended June 30,		For the six months ended June 30,
(dollars in thousands, except per share amounts)	2018	2017	2018	2017

Net sales	$456,332	$116,314	$908,231	$221,053
Net income (loss)	$201,448	$(17,383)	$425,121	$(43,727)
Earnings per share (1)	$0.67	$(0.06)	$1.41	$(0.14)
Adjusted EBITDA from continuing operations (2)	$291,956	$12,261	$602,295	$16,452
(1) Earnings per share represents diluted earnings per share after giving effect to the stock split effected on April 12, 2018, resulting in 302,225,923 shares outstanding.
(2) See below for more information and a reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.
Net sales for the quarter ended June 30, 2018 increased to $456 million, compared to $116 million in the second quarter of 2017. The improvement was primarily due to an increase in the weighted average realized price for graphite electrodes, which rose to $9,933 per metric ton (MT) in the second quarter, compared to $2,430 per MT in the prior period. Graphite electrode demand and pricing remains strong due to a combination of growth in electric arc furnace steel manufacturing, long-term reductions in electrode manufacturing capacity, and limited supply of petroleum needle coke, the primary raw material input for graphite electrodes.
Net income increased dramatically to $201 million, or $0.67 per share, in the second quarter of 2018, compared to a loss of $(17) million, or $(0.06) per share, in the second quarter of 2017. Higher graphite electrode revenues were the primary driver of higher net income.

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Adjusted EBITDA from continuing operations also climbed to $292 million in the second quarter compared to $12 million in the prior year period.
Cash flow from operations increased to $237 million in the quarter up from $2 million in the prior period. This increase was primarily due to higher net income. Capital expenditures in the quarter were $15 million, in line with full-year expectations of between $65 and $70M.

Key operating metrics

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except price data)	2018	2017	2018	2017
Sales volume (MT) (1)	45	44	88	85
Weighted average realized price (2)	$9,933	$2,430	$10,027	$2,362
Production volume (MT) (3)	45	44	88	84
Production capacity (MT) (4)	52	51	103	99
Production capacity excluding St. Marys during idle period (MT) (5)	45	44	89	85
Capacity utilization (6)	87%	86%	85%	85%
Capacity utilization excluding St. Marys during idle period (5)(6)	100%	100%	99%	99%
(1) Sales volume reflects the total volume of graphite electrodes sold for which revenue has been recognized during the period.
(2) Weighted average realized price reflects the total revenues from sales of graphite electrodes for the period divided by the graphite electrode sales volume for that period.
(3) Production volume reflects graphite electrodes produced during the period.
(4) Production capacity reflects expected maximum production volume during the period under normal operating conditions, standard product mix and expected maintenance downtime. Actual production may vary.
(5) The St. Marys, Pennsylvania facility was temporarily idled effective the second quarter of 2016, except for the machining of semi‑finished products sourced from other plants.
(6) Capacity utilization reflects production volume as a percentage of production capacity.
Operational Update
Our manufacturing plants operated at very high levels during the second quarter of 2018, with production of 45,000 MT, up from 44,000 MT in the prior year period.

Our previously announced debottlenecking initiative is on target to increase our annual production capacity by 21% to 202,000 MT by the end of 2018. We remain optimistic about our ability to procure the needle coke required to restart our St. Marys facility in 2019.
Commercial Strategy
GrafTech has successfully sold approximately two-thirds of its cumulative production through three- to five-year, fixed-volume, fixed-price take or pay contracts. These contracts provide reliability of long-term graphite electrode supply for customers and stability of future operating results for shareholders.

Most of our 2018 production is contracted or committed through long-term contracts and short-term purchase orders. For future years, our strategy is to retain approximately one-third of our production capacity for sales on a shorter term or spot basis.
Balance Sheet
As of June 30, 2018, GrafTech has cash and equivalents of $166 million and total debt of $2.2 billion. The Company's target maximum gross leverage ratio is between 2.0 and 2.5 times total debt to adjusted EBITDA(1). Current total debt to annualized adjusted EBITDA is 1.9 times.

(1) Leverage is defined as adjusted EBITDA from continuing operations divided by principal value of total debt. Current leverage uses annualized H1 2018 adjusted EBITDA from continuing operations.

EXHIBIT 99.1

In June, we amended our senior secured term loan facility to provide for an additional $750 million in aggregate principal of incremental term loans. We used the proceeds to repay our existing promissory note to our sole pre-IPO stockholder. The net impact of the refinancing was to lower interest expense with no change to corporate debt levels. The term loan maturities and covenants are also unchanged.
Distribution
The Board has declared a dividend of $0.085 per share, payable on September 28, 2018.  The dividend will be payable to stockholders of record as of the close of business on August 31, 2018.
Conference Call
In conjunction with this earnings release, you are invited to listen to our earnings call being held on August 3, 2018 at 10:00 a.m. Eastern Time. The webcast and presentation will be available at www.GrafTech.com, in the Investor Relations section. The earnings call dial-in number is +1 (866) 521-4909 in the U.S. and Canada or +1 (647) 427-2311 for international. A rebroadcast of the webcast will be available following the call until September 3, 2018, at www.GrafTech.com, in the Investor Relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost. GrafTech is listed on the New York Stock Exchange under the ticker symbol “EAF”.
Special note regarding forward‑looking statements
This news release and related discussions may contain forward‑looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward‑looking statements by the use of forward‑looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” "are confident", "remain optimistic" or the negative version of those words or other comparable words. Any forward‑looking statements contained in this news release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward‑looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward‑looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our history of net losses and the possibility that we may not achieve or maintain profitability in the future; the possibility that we may be unable to implement our business strategies, including our initiative to secure and maintain longer-term customer contracts, in an effective manner; the possibility that new tax legislation could adversely affect us or our stockholders; the fact that pricing for graphite electrodes has historically been cyclical and, in the future, the price of graphite electrodes will likely decline from recent record highs; the sensitivity of our business and operating results to economic conditions; our dependence on the global steel industry generally and the EAF steel industry in particular; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry;

EXHIBIT 99.1

our dependence on the supply of petroleum needle coke; our dependence on supplies of raw materials (in addition to petroleum needle coke) and energy; the legal, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, natural disasters, public health crises, political crises or other catastrophic events; the possibility that plant capacity expansions may be delayed or may not achieve the expected benefits; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the possibility that we may divest or acquire businesses, which could require significant management attention or disrupt our business; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property; the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the possibility that significant changes in our jurisdictional earnings mix or in the tax laws of those jurisdictions could adversely affect our business; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; the possibility that our cash flows could be insufficient to service our indebtedness; the fact that borrowings under certain of our existing financing agreements subjects us to interest rate risk; the possibility of a lowering or withdrawal of the ratings assigned to our debt; the possibility that disruptions in the capital and credit markets adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that highly concentrated ownership of our common stock may prevent minority stockholders from influencing significant corporate decisions; the fact that certain of our stockholders have the right to engage or invest in the same or similar businesses as us; the fact that certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By‑Laws could hinder, delay or prevent a change of control; the fact that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders; our status as a “controlled company” within the meaning of the NYSE corporate governance standards, which allows us to qualify for exemptions from certain corporate governance requirements; and other risks described in the “Risk Factors” section of our quarterly reports on Form 10-Q.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our quarterly reports on Form 10-Q. The forward‑looking statements made in this press release relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward‑looking statement except as required by law, whether as a result of new information, future developments or otherwise.

Non‑GAAP financial measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA from continuing operations and adjusted EBITDA from continuing operations are non‑GAAP financial measures. We define EBITDA from continuing operations, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, discontinued operations and depreciation and amortization from continuing operations. We define adjusted EBITDA from continuing operations as EBITDA from continuing operations plus any pension and other post-employment benefit ("OPEB") plan expenses, impairments, rationalization‑related charges, acquisition costs and costs related to the change in control as well as proxy contests costs, initial public offering expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar and non‑cash fixed asset write‑offs. Adjusted EBITDA from continuing

EXHIBIT 99.1

operations is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA from continuing operations as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA from continuing operations and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor, and present to investors, the ratio of total debt to adjusted EBITDA from continuing operations, because we believe it is a useful and widely used way to assess our leverage.
Our use of adjusted EBITDA from continuing operations has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA from continuing operations does not reflect changes in, or cash requirements for, our working capital needs;

•
adjusted EBITDA from continuing operations does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditures for future capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA from continuing operations does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA from continuing operations does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA from continuing operations does not reflect expenses relating to our pension and OPEB plans;

•	adjusted EBITDA from continuing operations does not reflect impairment of long‑lived assets and goodwill;

•
adjusted EBITDA from continuing operations does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA from continuing operations does not reflect initial public offering expenses;

•
adjusted EBITDA from continuing operations does not reflect rationalization‑related charges, acquisition costs, costs related to the change in control and proxy contests costs or the non‑cash write‑off of fixed assets; and

•
other companies, including companies in our industry, may calculate EBITDA from continuing operations and adjusted EBITDA from continuing operations differently, which reduces its usefulness as a comparative measure.

In evaluating EBITDA from continuing operations and adjusted EBITDA from continuing operations, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA from continuing operations and adjusted EBITDA from continuing operations should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or

EXHIBIT 99.1

non‑recurring items. When evaluating our performance, you should consider EBITDA from continuing operations and adjusted EBITDA from continuing operations alongside other financial performance measures, including our net income (loss) and other GAAP measures.

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	As of June 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$166,140	$13,365
Accounts and notes receivable, net of allowance for doubtful accounts of $1,406 as of June 30, 2018 and $1,097 as of December 31, 2017	220,631	116,841
Inventories	251,328	174,151
Prepaid expenses and other current assets	54,304	44,872
Current assets of discontinued operations	1,847	5,313
Total current assets	694,250	354,542
Property, plant and equipment	667,664	642,651
Less: accumulated depreciation	152,923	129,810
Net property, plant and equipment	514,741	512,841
Deferred income taxes	60,355	30,768
Goodwill	171,117	171,117
Other assets	126,452	129,835
Total assets	$1,566,915	$1,199,103
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,112	$69,110
Short-term debt	106,378	16,474
Accrued income and other taxes	37,865	9,737
Other accrued liabilities	36,271	53,226
Current liabilities of discontinued operations	2,761	3,412
Total current liabilities	271,387	151,959
Long-term debt	2,103,628	322,900
Other long-term obligations	71,006	68,907
Deferred income taxes	49,736	41,746
Related party payable	61,801	—
Long-term liabilities of discontinued operations	376	376

Stockholders’ equity:
Preferred stock, par value $.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 3,000,000,000 shares authorized, 302,225,923 shares issued as of June 30, 2018 and December 31, 2017*	3,022	3,022
Additional paid-in capital	851,496	851,315
Accumulated other comprehensive income	32,250	20,289
Accumulated deficit	(1,877,787)	(261,411)
Total stockholders’ (deficit) equity	(991,019)	613,215

Total liabilities and stockholders’ equity	$1,566,915	$1,199,103

* Based on the number of common shares outstanding after giving effect to the stock split that became effective on April 12, 2018

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$456,332	$116,314	$908,231	$221,053
Cost of sales	165,910	106,434	311,059	209,887
Gross profit	290,422	9,880	597,172	11,166
Research and development	581	933	1,010	1,754
Selling and administrative expenses	16,239	12,169	32,115	23,824
Operating profit (loss)	273,602	(3,222)	564,047	(14,412)

Other (income) expense, net	(974)	1,423	1,031	4,727
Related party Tax Receivable Agreement expense	61,801	—	61,801	—
Interest expense	28,667	7,902	66,532	15,448
Interest income	(391)	(139)	(506)	(262)
Income (loss) from continuing operations before provision for income taxes	184,499	(12,408)	435,189	(34,325)

Provision for income taxes	(17,264)	925	11,379	1,286
Net income (loss) from continuing operations	201,763	(13,333)	423,810	(35,611)

Income (loss) from discontinued operations, net of tax	(315)	(4,050)	1,311	(8,116)

Net income (loss)	$201,448	$(17,383)	$425,121	$(43,727)

Basic income (loss) per common share*:
Net income (loss) per share	$0.67	$(0.06)	$1.41	$(0.14)
Net income (loss) from continuing operations per share	$0.67	$(0.04)	$1.40	$(0.12)
Weighted average common shares outstanding	302,225,923	302,225,923	302,225,923	302,225,923
Diluted income (loss) per common share*:
Income (loss) per share	$0.67	$(0.06)	$1.41	$(0.14)
Diluted income (loss) from continuing operations per share	$0.67	$(0.04)	$1.40	$(0.12)
Weighted average common shares outstanding	302,231,431	302,225,923	302,228,712	302,225,923

* Based on the number of common shares outstanding after giving effect to the stock split that became effective on April 12, 2018

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Cash flow from operating activities:
Net income (loss)	$201,448	$(17,383)	$425,121	$(43,727)
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	15,368	15,985	31,696	33,294
Impairments	—	2,800	—	5,300
Deferred income tax provision	(41,802)	(232)	(22,011)	(993)
Loss on extinguishment of debt	—	—	23,827	—
Interest expense	1,032	1,696	2,161	3,382
Other charges, net	4,305	3,341	6,879	4,846
Net change in working capital*	(8,061)	(8,489)	(158,588)	157
Change in long-term assets and liabilities	64,832	3,938	68,590	1,214
Net cash provided by operating activities	237,122	1,656	377,675	3,473
Cash flow from investing activities:
Capital expenditures	(14,710)	(5,449)	(28,735)	(13,445)
Proceeds from the sale of assets	105	2,788	841	3,156
Net cash used in investing activities	(14,605)	(2,661)	(27,894)	(10,289)
Cash flow from financing activities:
Short-term debt, net	(35)	(4,393)	(12,571)	(4,927)
Revolving Facility borrowings	—	17,000	—	30,000
Revolving Facility reductions	—	(18,000)	(45,692)	(18,000)
Debt issuance costs	(6,193)	—	(26,283)	—
Proceeds from the issuance of long-term debt, net of original issuance discount	742,500	—	2,235,000	—
Repayment of Senior Notes		—	(304,782)	—
Related party Promissory Note repayment	(750,000)	—	(750,000)	—
Dividends paid	(179,494)	—	(1,291,494)	—
Net cash (used in) provided by financing activities	(193,222)	(5,393)	(195,822)	7,073
Net change in cash and cash equivalents	29,295	(6,398)	153,959	257
Effect of exchange rate changes on cash and cash equivalents	(1,528)	(153)	(1,184)	63
Cash and cash equivalents at beginning of period	138,373	18,481	13,365	11,610
Cash and cash equivalents at end of period	$166,140	$11,930	$166,140	$11,930

* Net change in working capital due to the following components:
Accounts and notes receivable, net	$22,094	$(4,662)	$(110,700)	$1,136
Inventories	(53,886)	3,281	(82,565)	5,999
Prepaid expenses and other current assets	(2,470)	(751)	8,284	(1,509)
Change in accounts payable and accruals	22,769	(1,572)	21,075	(5,499)
Increase in interest payable	3,432	(4,785)	5,318	30
Net change in working capital	$(8,061)	$(8,489)	$(158,588)	$157

EXHIBIT 99.1

The following table reconciles our non‑GAAP key financial measures to the most directly comparable GAAP measures:

	For the Three Months ended June 30,		For the Six Months ended June 30,
(in thousands)	2018	2017	2018	2017

Net income (loss)	201,448	(17,383)	425,121	(43,727)
Add:
Discontinued operations	315	4,050	(1,311)	8,116
Depreciation and amortization	15,368	15,441	31,696	30,983
Interest expense	28,667	7,902	66,532	15,448
Interest income	(391)	(139)	(506)	(262)
Income taxes	(17,264)	925	11,379	1,286
EBITDA from continuing operations	228,143	10,796	532,911	11,844
Adjustments:
Pension and OPEB plan expenses (1)	484	760	995	1,525
Rationalization‑related charges (2)	1	(771)	1	(779)
Initial public offering expenses (3)	1,934	—	5,121	—
Non‑cash (gain) loss on foreign currency remeasurement (4)	(1,650)	1,476	223	3,862
Stock based compensation	181	—	181	—
Non‑cash fixed asset write-off	1,062	—	1,062	—
Related party Tax Receivable Agreement expense (5)	61,801	—	61,801	—
Adjusted EBITDA from continuing operations	291,956	12,261	602,295	16,452

(1)	Service and interest cost of our pension and OPEB plans. Also includes a mark‑to‑market loss (gain) for plan assets as of December of each year.

(2)
Costs associated with rationalizations in our graphite electrode manufacturing operations and in the corporate structure. They include severance charges, contract termination charges, write‑off of equipment and (gain)/loss on sale of manufacturing sites.

(3)	Legal, accounting, printing and registration fees associated with the initial public offering in April 2018.

(4)	Non‑cash loss from foreign currency remeasurement of non‑operating liabilities of our non‑U.S. subsidiaries where the functional currency is the U.S. dollar.

(5)	Non-cash expense for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.